Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

The First Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value per share	457(h)	310,427	(1)(3)	$29.23	(2)	$9,073,781.21	(2)	$0.0000927	$841.14
Total Offering Amounts							$9,073.781.21			$841.14
Total Fee Offsets										$0
Net Fee Due										$841.14

(1)	Amount to be registered consists of shares of common stock of The First Bancshares, Inc., a Mississippi corporation (the “Company”) to be issued upon exercise of stock options previously granted by Beach Bancorp, Inc. under the Beach Community Bank 2018 Stock Option Plan (the “Beach Plan”), which plan and awards were assumed by the Company in connection with consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 26, 2022, by and among the Company, The First Bank and Beach.

(2)	Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), for purposes of calculating the registration fee, based on the weighted-average exercise price per share of the stock options outstanding under the Beach Plan and assumed by the Company.

(3)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.